EXHIBIT 10.9

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT, dated as of December 3, 2008, is to the Loan and Security Agreement dated January 2, 2008 between Johnson Bank (“Bank”), and Jefferson Electric, Inc. (“Borrower”), as amended by Amendment to Loan and Security Agreement dated January 29, 2008 and Second Amendment to Loan and Security Agreement dated May 2, 2008 (as amended, the “Loan Agreement”).

RECITAL

WHEREAS, Bank and Borrower desire to amend the Loan Agreement as provided herein.

AGREEMENT

1.           Definitions.

(a)           Terms Defined in Loan Agreement.  All capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

(b)           Additional Definitions.  As used in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

“Collateral Shortfall” means the difference between the Loan Amount and the Discounted Collateral Amount, but not less than $0.00.

“Loan Amount” means the sum of $5,000,000 plus the outstanding balance of the Term Note.

“Revolving Note” means Borrower’s promissory note, substantially in form attached hereto as Exhibit A, as it may be amended, restated or replaced from time to time.

2.           Revolving Loans; Advances.  Section 2.1.1 of the Loan Agreement is amended in its entirety to read as follows:

2.1.1           “Revolving Loans; Advances.  Subject to the terms, conditions and limitations hereof, and provided that no Event of Default has occurred hereunder, Bank agrees to lend (and upon repayment relend) money to Borrower in such amounts as Borrower from time to time requests, up to the maximum amount of Five Million Dollars ($5,000,000.00), provided that the amount available to be borrowed under the Revolving Credit Facility shall be reduced by the amount of any Letter of Credit Liabilities.  Advances by Bank hereunder shall be made by deposits or transfers to Borrower’s commercial demand account number 1001368991, maintained with Bank.  Loans so made shall be evidenced by Borrower’s Revolving Note, and, in addition, Bank shall maintain a loan account ledger for Borrower, the debit balance of which shall reflect the amount of Borrower’s indebtedness to the Bank from time to time by reason of any loans, advances or financial accommodations made in conformance with this Revolving Credit Facility.  Each month the Bank shall render to Borrower a statement of account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies the Bank to the contrary within thirty (30) days from the date of mailing of said statement.  Borrower promises to pay to Bank the outstanding principal and accrued and unpaid interest under the Revolving Note as follows:  (1) monthly payments of accrued interest on the first day of each month, and (2) a final payment of all outstanding principal and accrued but unpaid interest on June 1, 2009.”

3.           Interest Rate on the Revolving Note.  Section 2.3.1 of the Loan Agreement is amended in its entirety to read as follows:

“2.3.1           Interest Rate on the Revolving Note.  The interest rate hereunder on the Revolving Note shall be equal to (a) as to the first $4,000,000 of outstanding principal under the Revolving Note, the greater of (i) four and one-half percentage points (4.50%) per annum, or (ii) LIBOR Rate plus three percentage points (3.0%) per annum, and (b) as to any principal amount outstanding under the Revolving Note in excess of $4,000,000, the greater of (i) five percentage points (5.0%) per annum, or (ii) LIBOR Rate plus three and one-half percentage points (3.5%) per annum.  “LIBOR Rate” means the 30 Day London Interbank Offer Rate as published in the Wall Street Journal on the first business day of each calendar month and effective on the same day (the "Index").  The Index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower.  Lender will tell Borrower the current Index rate upon Borrower's request.  Borrower understands that Lender may make loans based on other rates as well.”

4.           Collateral Obligation Ratio.  Section 2.6 of the Loan Agreement is amended to delete “$4,000,000” and replace it with “$5,000,000.”

5.           Cash Equity.  Section 5.21 (Net Income) of the Loan agreement is hereby deleted and replaced with the following:

“5.21           Cash Equity.  Borrower shall (a) on or before January 31, 2009, provide Bank with a copy of a letter of intent from a proposed investor who is satisfactory to Bank to make a contribution of equity to Borrower in the amount of at least $2,500,000 on terms and conditions satisfactory to Bank, and (b) on or before March 31, 2009, close on such transaction and obtain additional cash equity in the amount of at least $2,500,000.”

6.           Debt Service.  Section 5.22 of the Loan Agreement is amended in its entirety to read as follows:

“5.22  Debt Service.  Borrower shall maintain as of the last day of each fiscal month of Borrower, commencing December 31, 2008, in each case for the period of twelve months ending on such date, a ratio of (1) Borrower’s Net Cash Flow, to (2) the sum of Borrower’s required principal payments, plus interest expense, of at least 1.0 to 1.0.”

7.           Conditions Precedent.  This Amendment shall not be effective until Bank has received a fully executed copy of this Amendment and each of the following in form and substance satisfactory to the Bank, executed as appropriate:

(a)	Revolving Note;

(b)	Mortgage on Grafton Real Estate;

(c)	Letter Report and Evidence of Insurance for Grafton Real Estate;

(d)	Corporate Borrowing Resolutions;

(e)	Officer’s Certificate;

(f)	Original Consent of Lessor for Borrower’s Franklin premises;

(g)	Collateral Assignment of Membership Interest in Nexus Custom Magnetics, L.L.C.

(h)	Debt Subordination Agreement; and

(i)	Fully executed and notarized Consent of Lessor for Borrower’s Pharr premises.

8.           Effect of Amendment.  Except as otherwise provided herein, the Loan Agreement shall remain in full force and effect and Borrower shall be bound by all of the covenants therein.

9.           Law Governing.  This Amendment shall be governed by the laws of the State of Wisconsin.

10.         Binding Effect.  This Amendment shall be binding on and inure to the benefit of Borrower, Bank and their respective successors and assigns.

BORROWER: Jefferson Electric, Inc.

By:	/s/ Thomas Klink
Thomas Klink, President

BANK: Johnson Bank

By:	/s/ Roberta S. Cummings
Roberta S. Cummings, Vice President

CONSENT OF GUARANTORS

The undersigned hereby consent to the foregoing amendment and ratify their Guaranties of the obligations of Jefferson Electric, Inc. to Johnson Bank.

/s/ Thomas Klink
Thomas Klink

JEFFERSON ELECTRIC LEASING, LLC, A Wisconsin limited liability company
By:	/s/ Thomas Klink
Thomas Klink, Member